Exhibit 23.1

KPMG LLP

Suite 1400

2323 Ross Avenue

Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

The Board of Directors

A. H. Belo Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-148811, 333-180482 and 333-218601) on Form S-8 of A. H. Belo Corporation of our reports dated March 16, 2018, with respect to the consolidated balance sheets of A. H. Belo Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of A. H. Belo Corporation.

Our report dated March 16, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that A. H. Belo Corporation did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there were material weaknesses related to the ineffective monitoring activities over the operation of a process-level reconciliation control to assess the existence and accuracy of the single copy sales returns; inadequate training of personnel to operate the process-level control over the accuracy of digital advertising revenue transactions; and ineffective risk assessment over the design of process-level controls over the integrity of tax-basis fixed asset balances transferred from one information system to another and the completeness, existence, and accuracy of Speakeasy revenue.

Dallas, Texas

June 29, 2018

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KMPG International”), a Swiss entity.